Exhibit 99.B(h)(12)

AMENDMENT TO

TRANSFER AGENCY AGREEMENT

AMENDMENT made as of May 24, 2012, between The Boston Trust & Walden Funds (formerly, The Coventry Group), a Massachusetts business trust (the “Trust”) and Boston Trust & Investment Management Company (formerly, United States Trust Company of Boston), a Massachusetts chartered banking and trust company (“Transfer Agent”), to that certain Transfer Agency Agreement, dated as of March 23, 1999, as amended, between the Trust and the Transfer Agent.  All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, the parties wish to update the Agreement to reflect changes in the names of the Trust and the Transfer Agent;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trust and the Transfer Agent hereby agree as follows:

1.             Name Change.

The Trust has changed its name to ‘The Boston Trust & Walden Funds” and Transfer Agent has changed its name to “Boston Trust & Investment Management Company”.  Therefore,  all references in the Agreement to “The Coventry Group” shall mean “The Boston Trust & Walden Funds.” and all references to “United States Trust Company of Boston” shall mean “Boston Trust & Investment Management Company”.

2.             Miscellaneous.

(a)           This Amendment supplements and amends the Agreement.  The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)           Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment.  Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect.  No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)           Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)           This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

THE BOSTON TRUST & WALDEN FUNDS

By:	/s/ Lucia Santini

Name:	Lucia Santini

Title:	President

BOSTON TRUST INVESTMENT MANAGEMENT, INC.

By:	/s/ Lucia Santini

Name:	Lucia Santini

Title:	Managing Director